EXHIBIT 10.14

Southern Trust Securities Holding Corporation

145 Almeria Avenue

Coral Gables, Florida 33134

REVISED LETTER OF I NTENT

THIS REVISED LETTER OF INTENT ("Revised LOI"), dated as of April 19, 2011 confirms certain non-binding understandings and ce1tain binding agreements by and among Southern Trust Securities Holding Corporation, with a principal address of 145 Almeria Avenue, Coral Gables, FL 33134 ("STS"), Probenefit S.A., with a principal address of Avenue Corrientes 3 1 1-11 Buenos Aires, Argentina ("Probenefit"), and Rentier Fideicomiso Financiero, acting through its trustee ArsCap S.A., with a principal address of Olga Cossettini 831, first floor, Buenos Aires, Argentina ("Rentier") relating to a potential acquisition, or other combinational transaction, involving Nexo Empredimientos S.A. ('·Nexo"), with a principal address of 25 de Mayo 221, Sunchales, Province of Santa Fe, Argentina (the "Transaction"). For purposes of this Revised LOI , each of STS, Probenefit, Rentier and Nexo shall individually be referred to as a Party and collectively as the Parties.

1.             Proposed Transaction.

(a)           General. STS will acquire 9,671,360 shares of the common stock of Nexo (the "Nexo Sha res") currently owned by Rentier in consideration for the payment by STS to Rentier of U.S. $3,500,000 (the "Cash Purchase Price") and the issuance by STS to Rentier of 6,527,000 newly issued restricted shares of the common stock of STS (the "STS Sha res"). The Transaction will be completed as a step transaction whereby in Step I STS will acquire 2,763,246 shares of the common stock of Nexo owned by Rentier in consideration of U.S. $1,000,000 and the issuance by STS to Rentier of 1,864,857 newly issued restricted shares of the common stock of STS (the "Step 1 Transaction"). The remaining part of the Transaction will be completed within 6 months of the date of this Revised LOI. Specifically, STS will acquire 6,908, I 14 shares of the common stock of Nexo owned by Rentier in consideration of U.S.$2,500,000 and the issuance by STS to Rentier of 4,662,143 newly issued restricted shares of the common stock of STS (the "Step 2 Transaction"). The total Nexo Shares to be acquired as a result of both the Step 1 and Step 2 transactions and the shares of common stock in Nexo currently owned by STS will, at the closing of the Step 2 Transaction, constitute 60% of the fully diluted shares of Nexo. The terms of the Transaction will be more particularly set forth in purchase agreements and one or more definitive agreements (collectively) the "Definitive Agreements") to be mutually agreed upon by the parties.

(b)           Conditions Precedent to Closing of Transaction. The closing of the Transaction will be contingent on the following:

(i)    STS obtaining at least U.S. $1,000,000 in cash proceeds from a private placement of SIS shares (the "STS Offering") for the Step 1 Transaction and $2,500,000 in cash proceeds from the STS Offering for the Step 2 Transaction. The Step 1Transaction will be completed immediately after STS obtains the $1,000,000 cash proceeds.

(ii)   Rentier's agreement that immediately after the closing of the Step I Transaction it will invest $957,143 into Nexo in the form of a new Nexo U.S. $957,143 Bond which will bear interest at a rate of 8% annually. The interest will be paid in kind until the end of September of 2012 whereupon the Bond will begin to amortize equally over the subsequent I0 consecutive quarters. Further, Rentier's agreement that immediately after the closing of the Step 2 Transaction it will invest U.S. $ 2,392,857 into Nexo in the same form as the Step 1 Transaction's investment into Nexo described above;

(iii)  Rentier's agreement to invest U.S. $42,857 in the STS Offering at the closing of the Step I Transaction and U.S. $107,143 in the STS Offering at the closing of the Step 2 Transaction;

(iv)  Nexo's and Rentier's agreement to grant STS a right of first refusal on any future sale of Nexo stock for the purpose of providing STS with the option to own at all times at least 50% of the stock of Nexo; and

(v)   STS, Rentier and Nexo entering into a definitive shareholders' agreement at the time of the closing of the Step 2 Transaction for Nexo, providing, among other things:

(1)   STS with the right, on a timely basis, to all monthly financial and operating results of Nexo and specific related to the Nexo quarterly and yearly financial reports that will be required for STS to fulfill its SEC reporting obligations.

(2)   Corporate decisions only valid with STS and Rentier affirmative vote.

(3)   Maintenance of current management of Nexo.

(4)   STS and Rentier will have first refusal, tag-along and drag-along rights related to Nexo shares.

(c)           Other Terms of Transaction. The Definitive Agreements will also incorporate the following terms and conditions:

(i)    Rentier and Nexo will provide STS with any and all corporate documentation as reasonably available to Rentier and Nexo, prior to, or at closing of the Step 2 Transaction;

(ii)   At the closing of the Step 2 Transaction Rentier will be entitled to appoint one person to the Board of Directors of STS and Rentier will be entitled to such Board seat for as long as Rentier owns all of the STS Shares; and

(iii)  Each Party shall be responsible for its own expenses incurred in connection with the Transaction.

(d)           Definitive Agreements. The Parties agree to undertake commercially reasonable efforts to negotiate, execute and close under the Definitive Agreements by no later than October 13, 2011.

2.             No-Shop Clause. From the date of execution of this Revised LOI until the date which is one hundred and eighty (180) thereafter, neither Rentier nor Nexo will, without the approval of STS:

(a)           offer for direct or indirect sale any equity securities or rights convertible into equity securities of Nexo;

(b)           solicit offers to buy directly or indirectly any securities or rights convertible into equity secu rities of Nexo;

(c)            hold discussions with any party (other than STS) looking toward such an offer or solicitation or looking toward a merger or consolidation of Nexo; or

(d)           enter into an y agreement with any party (other than STS) with respect to the sale or other disposition of any equity securities or rights convertible into equity securities of Nexo.

Rentier and Nexo will promptly communicate to STS the substance of any inquiry or proposal concerning any such transaction.

3.             Continuation of Nexo's Operations. Nexo shall continue to operate its business in the ordinary course consistent with Nexo's past practices. Without STS ' prior written consent, Nexo shall not:

(a)           make an y material change in the business or operation of Nexo; or

(b)           enter into any other significant and material contract, commitment or transaction.

From the date of this Revised LOII until it is terminated, Nexo, Probenefit or Rentier shall not enter into any agreement with any person or entity with respect to any transaction outside the ordinary course of its business that would reasonably be expected to materially adversely affect the value of the Transaction to STS.

4.             Due Diligence.

(a)           Prior to closing of the Step I Transaction, Nexo and Rentier shall furnish to STS's officers, employees, agents, accountants, counsel and other representatives such financial and operating data and other information relating to its business and operations as STS or any of such persons may from time to time reasonably request. Nexo and Rentier will afford STS and its representatives full and complete access to inspect and appraise the business of Nexo; provided, however, such inspections shall not materially interfere with Nexo's operations.

(b)           Prior to closing of the Step 1 Transaction, STS shall furnish to Rentier's officers, employees, agents, accountants, counsel and other representatives such financial and operating data and other information relating to its business and operations as Rentier or any of such persons may from time to time reasonably request. STS will afford Rentier and its representatives full and complete access to inspect and appraise the business of STS; provided , however, such inspections shall not materially interfere with STS's operations.

5.             Confidential Information. The Parties acknowledge that the Transaction will involve the exchange of certain business information and intellectual property ("Confidential Information"), which the parties consider confidential and proprietary. For a period of two (2) years after the date hereof: without the prior written consent of the Party disclosing its Confidential Information (the "Disclosing Party"), no Party receiving such Confidential Information (the "Receiving Party") shall, and each Receiving Party shall cause its affiliates to not, directly or indirectly disclose to any third party any such Confidential Information including, without limitation customer lists, vendor lists, pricing schedules, financial statements, business plans and projections, except (a) to such Receiving Party's advisors (including, without limitation, attorneys and accountants) or (b) as may be required by law, rule or regulation (in which event the Receiving Party shall notify the Disclosing Party and provide the Disclosing Party with an opportunity to review the Confidential Information subject to the required disclosure and to seek the appropriate protections under applicable law in advance of the proposed disclosure). Upon execution of the Definitive Agreements, the confidentiality provisions thereof will control. Each of Probenefit, Rentier and Nexo acknowledges that it is aware, and that it will advise its employees and representatives who are informed as to the matters which are the subject of this Revised LOI, that the United States securities laws prohibit any person in possession of material non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances i n which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.             Termination. Th is Revised Letter of Intent may be terminated:

(a)           by consent of each of Probenefit, Rentier and STS; or

(b)           by Probenefit, Rentier or STS if the closing of the Step 2 Transaction has not occurred within one hundred and eighty (180) days from the date hereof.

7.             Probenefit and Rentier Representations and Warranties. Probenefit and Rentier represent and warrant that neither each of them nor any of its direct or indirect owners (other than STS) is a party to any agreement or commitment, or subject to any legally binding restriction or agreement containing non-compete covenants or other covenants, which impedes or prohibits Probenefit or Rentier or such owners from consummating the Transaction described herein.

Probenefit represents that it is the sole owner of all equity (certificados de participacion) of Rentier.

8.             STS Representations and Warranties. STS represents and warrants that neither itself nor an y of its direct or indirect owners is a party to a n y agreement or commitment, or subject to any legally binding restriction or agreement containing covenants which impedes or prohibits STS or such owners from consummating the Transaction described herein.

9.             General Provisions.

(a)           Transaction and Related Ex penses. Each of the Parties will bear its own legal, accounting, and other fees and expenses incurred in connection with the contemplated Transaction , including without limitation fees and expenses relating to due diligence review and all negotiations and documentation of the Transaction including this Revised LOI.

(b)           Governing Law. This Revised LOI will be governed by and construed under the laws of the State of Florida, without giving effect to the principles of conflicts of law.

(c)           Arbitration. Any controversy, dispute or claim between parties arising out of or relating to or concerning the provisions of this Revised LOI shall be finally settled by arbitration in Miami, Florida before, and in accordance with the rules then obtaining of the American Arbitration Association ("AA A") in accordance with the commercial arbitration rules of the AAA.

(d)           Authority/Execution. Each signatory to this Revised LOI represents and warrants that he or she possesses all necessary capacity and authority to act for, sign, and bind the respective entity on whose behalf he or she is sign in g.

(e)           Counterparts. This Revised LOI may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(f)            Construction and Acknowledgment. This Revised LOI is to be construed without regard to any presumption or other rule requiring construction against the party causing it to be drafted. All headings in this Revised LOI are for convenience only and are not deemed part of the content of this Revised LOI. When the context of this Revised LOI requires, the gender of all words will include the masculine, feminine, and neuter, and the number of all words will include the singular and plural.

(g)           Breach. I n the event any signatory considers that a breach of the Revised LOI has occurred, it shall notify the other party requesting that the breach be cu red within (5) business days. Shall the breach not be cured, only then the pa1ty will have the appropriate remedies.

(h)           Entire Agreement. This Revised LOI and any other agreement, document or instrument referred to herein contain all the terms and conditions mentioned herein or incidental hereto, and supersede any and all purportedly prior or contemporaneous oral or written agreements a nd understandings relating to the purpose hereof, including the Letter of Intent among STS, Probenefit and Nexo dated September 7, 20 I 0.

10.           Non- Binding Effect of Revised LOI. This Revised LOI is generally an expression of mutual intent, subject to negotiation of specific terms in the Definitive Agreements. This Revised LOI is not, nor i s it intended to constitute, a legally, binding agreement to consummate the Transaction or to enter into the Definitive Agreements. The Parties agree that, except as expressly set forth below, the terms of this Revised LO t are not legally binding on an y Party and no Party will have a n y liability to the others with respect to such terms (other than with respect to breaches of the binding paragraphs as listed below) or otherwise with respect to proceeding with a transaction or matters relating to negotiating the Transaction unless and until the Definitive Agreements have been negotiated, executed and delivered. Other than as expressly set forth below, the rights and obligations of the Parties in respect to the transactions outlined above, will arise only i n the event of, and pursuant to the terms of the duly authorized and executed Definitive Agreements. The parties agree that the terms of Paragraphs 2 (No-Shop), 3 (Continuation of Nexo's Operations), 5 (Confidential Information), 6 (Termination) 7 (Probenefit and Rentier Representations and Warranties), 8 (STS Representations and Warranties) and 9 (General Provisions), in its entirety and this Paragraph 1 0 are legally binding and enforceable obligations and agreements of the Parties. In addition, the parties agree that the terms of Paragraphs 5 (Confidential Information) and this Paragraph I 0 will survive any termination of this Revised LOI.

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IN WITNESS WHEREOF, each Party has duly executed this Revised LOI to be effective as of the day and year first above written.

Southern Trust Securities Holding Corporation	Probenefit S.A.

/s/ Robert Escobio 4/19/2011	/s/ Antonio Goitisolo
By: Robert Escobio Date:	By: Antonio Goitisolo Date

Nexo Empredimienlos S.A.	A rsCap S.A.
Acting solely in its capacity of Trustee of
Rentier Fideicomiso Financiero

/s/ Oscar Cerutti	/s/ Eduardo Tabak 4/19/11
By: Oscar Cerutti Date:	By: Eduardo Tabak Date: